EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement of J-Star Holding Co., Ltd. on Amendment No.1 to Form F-1 (No. 333-286805) of our report dated April 28, 2025, under the Securities Act of 1933 with respect to the balance sheets of J-Star Holding Co., Ltd. (the “Company”) as of December 31, 2024 and 2023, and related consolidated statements of comprehensive income, changes in equity and cash flows for each years in the two-year period ended December 31, 2024, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

San Mateo, California	WWC, P.C.
May 16, 2025	Certified Public Accountants
PCAOB ID: 1171